Exhibit 8.2

January 29, 2004

Docent, Inc.

2444 Charleston Road

Mountain View, CA 94043

Ladies and Gentlemen:

We have acted as counsel to Docent, Inc., a Delaware corporation (“the Company”), in connection with the preparation and execution of the Agreement and Plan of Reorganization, as amended (the “Agreement”), entered into as of October 20, 2003 among the Company, Click2Learn, Inc., a Delaware corporation (“Click2Learn”), Hockey Merger Corporation, a Delaware corporation (“Newco”), Devil Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Newco (“Devil Merger Sub”), and Canuck Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Newco (“Canuck Merger Sub”). Pursuant to the Agreement, (i) Newco will be formed by the Company and Click2Learn; (ii) Devil Merger Sub will be merged with and into the Company, the separate corporate existence of Devil Merger Sub will cease and the Company will continue as the surviving corporation and a wholly owned Subsidiary of Newco (the “Docent Merger”); (iii) Canuck Merger Sub will be merged with and into Click2Learn, the separate corporate existence of Canuck Merger Sub will cease and Click2Learn will continue as the surviving corporation and a wholly owned subsidiary of Newco (the “Click2Learn Merger”); and (iv) immediately following the Effective Time, Newco will adopt a “plan of merger” pursuant to which each of the Company and Click2learn will be merged into Newco, and as soon as practicable following the Effective Time, but in no event later than six months after the Effective time, Newco will cause each of the Company and Click2learn to be merged with and into Newco (the “Docent Subsequent Merger” and the “Click2learn Subsequent Merger,” respectively, and together, the “Subsequent Mergers”). The Docent Merger, the Click2Learn Merger and the Subsequent Mergers are collectively referred to herein as the “Mergers.”

This opinion is being delivered in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Newco, which includes the Prospectus relating to the Mergers (the “Prospectus”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement or the Registration Statement.

In delivering this opinion, we have assumed that the Mergers will be carried out in accordance with the terms of the Agreement, and we have assumed the truth and accuracy of representations in tax certificates delivered by officers of each of the Company, Click2Learn, Devil Merger Sub, Canuck Merger Sub and Newco (the “Tax Representations”) and on such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion.

Docent, Inc.

January 29, 2004

In connection with rendering this opinion, we have also assumed (without any independent investigation or examination thereof) that:

1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

2. Any statement made in any of the documents referred to herein “to the knowledge of” or “to the best of the knowledge of” any person or party or similarly qualified is correct without such qualification;

3. All facts, statements, covenants, representations and warranties contained in any of the documents referred to herein or otherwise made to us (including, without limitation, the Agreement and the Tax Representations) are and/or will be true and correct in all respects and no actions have been (or will be) taken that are inconsistent with such positions;

4. The Mergers will be consummated in accordance with the terms of the Agreement and without any waiver, breach or amendment of any covenant, condition, or other provision thereof, and each such merger will be effective under applicable state law; and

5. The Mergers will be reported by the Company, Click2Learn and Newco on their respective federal income tax returns in a manner consistent with the opinion set forth below.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we hereby confirm our opinion set forth in the Registration Statement under the heading “Material United States Federal Income Tax Considerations of the Transaction.” In the event any one of the facts, statements, descriptions, covenants, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion represents and is based upon our best judgment regarding current federal income tax laws including the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. No assurance can be given that future legislative, judicial or administrative changes will not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion addresses only the matters of United States federal income taxation specifically described under the heading “Material United States Federal Income Tax Considerations of the Transaction” in the Registration Statement. This opinion does not address any other federal tax consequence or any state, local, or foreign tax consequences that may result

Docent, Inc.

January 29, 2004

from the Mergers or any other transaction (including any transaction contemplated by the Agreement or undertaken in connection with or in contemplation of the Mergers).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name in the Registration Statement under the caption “Material United States Federal Income Tax Considerations of the Transaction.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/    WILSON SONSINI GOODRICH & ROSATI

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation